Exhibit 99.1

Ingles Markets, Incorporated Reports Fiscal 2004 Results-Best Year Ever

    ASHEVILLE, N.C.--(BUSINESS WIRE)--Feb. 15, 2005--Ingles Markets, Incorporated (NASDAQ:IMKTE) today reported net income of $28.8 million, or $1.22 per share, for the fiscal year ended September 25, 2004 - the highest net income in its 41-year history and a 69% increase over its net income of $17.0 million for fiscal 2003. Net income for the fourth quarter of fiscal 2004 was $10.8 million, or $0.45 per diluted share, a 27% increase over net income of $8.5 million, or $0.37 per diluted share, for the 2003 fiscal year fourth quarter.
    As previously reported, fiscal 2004 was the 40th consecutive year Ingles achieved an increase in net sales and the first year the Company has exceeded $2 billion in annual sales. Net sales increased 7.3% for fiscal year 2004 over fiscal year 2003 and 8.3% for the fourth fiscal quarter over the prior year fiscal quarter. Comparable store sales increased 6.7% and 8.2% for fiscal year 2004 and the fourth quarter of fiscal 2004, respectively. During fiscal 2004, Ingles opened two new stores, replaced one store, completed major remodel/expansions of two stores, completed minor remodels of two stores and closed four older stores. Capital expenditures totaled $71 million for fiscal 2004.
    While gross profit dollars increased $31.3 million, or 6.0%, for fiscal 2004, gross profit as a percentage of sales, declined to 26.0% for 2004 from 26.3% for fiscal 2003, due primarily to increased promotional activity. During fiscal 2003, the adoption of a new accounting pronouncement, EITF 02-16, Accounting by a Customer for Certain Consideration Received from a Vendor, resulted in a $2.7 million non-cash charge to gross profit. For the fourth quarter of fiscal 2004, gross profit dollars increased $9.2 million, or 6.8%, while as a percentage of sales, gross profit declined to 26.3% for the 2004 fourth fiscal quarter compared to 26.6% for the fourth fiscal quarter of 2003.
    Operating expenses increased $7.8 million, or 1.7%, for fiscal 2004 over fiscal 2003, but decreased as a percentage of sales to 22.3% for fiscal 2004 compared to 23.5% for fiscal 2003. For the 2004 fourth fiscal quarter, operating expenses increased $1.5 million, or 1.3%, and also decreased as a percentage of sales to 22.3% for 2004 compared to 23.9% from fiscal 2003. The increased sales volume resulted in lower operating expenses as a percentage of sales as certain fixed costs were spread over higher volume.
    Net rental income decreased $1.2 million for fiscal year 2004 compared to fiscal year 2003 but only decreased $0.1 million in the fourth fiscal 2004 quarter compared to the 2003 fourth fiscal quarter. The sale of shopping centers in September 2003 and January 2004 in which Ingles was not a tenant, the rejection of certain leases by tenants in their bankruptcy proceedings and the relocation of several drug stores from shopping centers to stand alone sites all decreased gross rental income in the 2004 periods. The rental of previously vacant space during the June 2004 and September 2004 quarters partially offset the decreases.
    Other income for fiscal year 2004 includes net gains on the disposals of property and equipment totaling $11.8 million, including the sale of two shopping centers that did not contain an Ingles store, five outparcels adjacent to Ingles operating properties and one undeveloped tract of land. Fiscal year 2003 other income includes net gains of $13.5 million, including the sale of a shopping center that did not contain an Ingles store and a free standing retail location that no longer contained an Ingles store.
    Interest expense for fiscal 2004 increased $1.8 million over fiscal 2003 due primarily to the issuance in May 2003 of an additional $100 million of Ingles' existing 8.875% Senior Unsecured Subordinated Notes (the "Notes"), for a total of $349.8 million. For the fourth quarter of fiscal 2004, interest expense decreased $0.7 million over the same quarter last year as the additional $100 million of the Notes were outstanding during both periods and other debt was reduced during fiscal 2004. Total short and long term debt at September 25, 2004, decreased $38.6 million to $602.4 million compared to $641.0 million at September 27, 2003.
    The Company's 2004 annual report and amended quarterly reports for the first three quarters of fiscal 2004 filed last week with the Securities and Exchange Commission ("SEC") contain restated financial statements for fiscal years 2003 and 2002, and for each of the first three quarters of fiscal 2004. As previously disclosed, during preparation for its annual audit and annual report for fiscal 2004 and as a result of a recently completed internal investigation initiated after an informal SEC inquiry, the Company determined that certain vendor allowances during prior years and certain other revenue and expense items were recognized in the incorrect accounting periods. In addition, the Company identified errors in the accounting for certain lease transactions.
    The restatements resulted in an increase in earnings of $0.7 million for fiscal year 2004 through the third quarter, a slight increase in earnings of $24,000 in fiscal 2003 and a reduction in earnings of $2.2 million in 2002. Cumulatively through the beginning of fiscal 2003, the decrease to retained earnings of the Company resulting from the restatements totaled approximately $7.0 million. There was no cash flow impact from the restatements.
    As previously announced, the Company received a notice from the staff of the NASDAQ Stock Market indicating that the Company was subject to potential delisting proceedings due to the failure to timely file its Form 10-K for the year ended September 25, 2004. The Company attended a hearing with the NASDAQ's Listing Qualifications Panel on January 27, 2005. At the hearing, in addition to an extension of time for filing the Annual Report on Form 10-K, the Company requested an extension of time to file its Form 10-Q quarterly report for the first quarter of fiscal 2005 ended December 25, 2004. The panel has not yet ruled and the Company's stock continues to trade on NASDAQ under the symbol IMKTE.
    Commenting on the results, Robert P. Ingle, chief executive officer, said, "We are quite proud of our sales and earnings increase for fiscal 2004, particularly in a time when many food retailers are struggling for sales dollars. We attribute our sales and earnings growth to the efforts of our team to better know our customers and provide them with the quality, service and value they expect. This has been the best financial year in the history of our Company and the credit goes to all of our dedicated associates.
    "The SEC inquiry and the resulting internal investigation were grueling for the Company but we believe in the long run, we will be better for it. While the SEC inquiry has not been closed, it remains an informal inquiry and the Company has fully cooperated with the SEC's requests. We regret the delay in announcing our fourth quarter and fiscal year 2004 results, especially since we are so proud of them, but it was important that we fully address all issues arising from the inquiry and the internal investigation. In addition, during the delay, the SEC issued a letter clarifying the application of guidance related to accounting for operating leases, therefore, we felt it important to fully review our lease transactions and include any required changes in the restatements, even if it meant further delay.
    "The majority of the restatements resulted from the accounting for vendor allowances. During 2003 and at the beginning of fiscal 2004, we implemented additional controls and procedures designed to ensure more accurate accounting for vendor allowances, however these controls and procedures did not address previously recorded transactions. Vendor allowance recognition has been an evolving complex issue over the last few years and we believe now we have systems and controls in place that will prevent recognition issues going forward. In addition, we are reviewing our staffing levels and other controls and procedures in light of the results of the internal investigation and the increasing regulatory requirements of public companies, including the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 which becomes effective for us at end of fiscal 2005.
    "There is also a delay in announcing first quarter 2005 results for the quarter ended December 25, 2004, due to the efforts of our team to complete the 2004 fiscal year and prior period restatements. We are working diligently to get the first quarter 2005 filing prepared and earnings released as soon as possible. We are proud to announce an increase in first quarter 2005 comparable store sales of 4.7%, compared to the same quarter last year. We are particularly pleased with these comparable store sales as we successfully introduced our Ingles Advantage Savings and Rewards Card at the beginning of fiscal 2004 and were going up against very strong sales in the prior year. First quarter 2005 will be affected by the costs of the internal investigation and increased audit fees related to the investigation and the restatements," Ingle concluded.
    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2004 Form 10-K and Forms 10-Q.
    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol IMKTE. For more information about the Company, visit Ingles' website at www.ingles-markets.com.




                     INGLES MARKETS, INCORPORATED
             (Amounts in thousands except per share data)

                    Unaudited Financial Highlights

                             Quarter Ended            Year Ended
                        ----------------------  ----------------------
                         Sept. 25,   Sept. 27,   Sept. 25,   Sept. 27,
                           2004        2003        2004        2003
                        ----------  ----------  ----------  ----------
Net sales                 $544,880    $502,963  $2,137,426  $1,991,093
Gross profit               143,181     134,014     554,739     523,411
Operating and
 administrative expenses   121,504     119,988     475,736     467,951
Rental income, net           1,669       1,722       7,088       8,270
Income from operations      23,346      15,748      86,091      63,730
Other income, net            7,162      11,675      13,687      15,019
Interest expense            13,120      13,850      53,739      51,916
Income taxes                 6,574       5,032      17,287       9,815
Net income                 $10,814      $8,541     $28,752     $17,018

Basic earnings per
 common share                $0.45       $0.37       $1.22       $0.74
Diluted earnings per
 common share                $0.45       $0.37       $1.22       $0.74

Additional selected
 information:
Depreciation and
 amortization expense      $16,466     $13,569     $59,100     $51,821
Rent expense                $7,171     $10,562     $30,158     $43,569


           Condensed Consolidated Balance Sheets (Unaudited)

                                     Sept. 25,               Sept. 27,
                                       2004                    2003
                                    ----------              ----------
ASSETS
  Cash and cash equivalents            $80,594                 $80,879
  Receivables-net                       34,450                  34,221
  Inventories                          189,432                 193,403
  Other current assets                   9,390                  11,768
  Property and equipment-net           738,219                 739,023
  Other assets                          11,602                  16,156
                                    ----------              ----------
TOTAL ASSETS                        $1,063,687              $1,075,450
                                    ==========              ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Short-term loans and current
   maturities of long-term debt        $31,196                 $38,032
  Accounts payable, accrued
   expenses and current portion of
   other long-term liabilities         154,915                 149,627
  Deferred income taxes                 40,886                  39,664
  Long-term debt                       571,238                 602,932
  Other long-term liabilities            4,235                   8,600
                                    ----------              ----------
    Total Liabilities                  802,470                 838,855
  Stockholders' equity                 261,217                 236,595
                                    ----------              ----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY               $1,063,687              $1,075,450
                                    ==========              ==========

    CONTACT: Ingles Markets, Incorporated
             Brenda S. Tudor, 828-669-2941 (Ext. 223)